Exhibit 99.1(4)

[Translation]

11th Meeting Minutes of the Board of Directors

Date and Time:	August 2, 2016 (Tuesday), 4:00 P.M.
Place:	Conference Room, 7th Floor of the Head Office
Number of directors present:	Total number of the directors is 5 and the number of the directors present is 4.
Chairperson:	Representative Director Kyung-Eun Yoon

Proceedings of the Meeting

Chairman declared that the meeting was lawfully opened pursuant to the articles of incorporation of Hyundai Securities Co., Ltd. (the “Company”), and initiated the review of agenda set forth below.

Agenda No. 1: Execution of the Stock Swap Agreement

The Chairperson proposed the above agenda and requested the attending directors to review and approve this agenda in advance after explaining that in order to perform the stock swap (the “Stock Swap”) with KB Financial Group Inc., the principal shareholder of the Company, prior approval shall be obtained with affirmative votes from 2/3 or more of the directors in accordance with Article 398 of the Korean Commercial Code (the “KCC”), and the directors present approved the agenda as follows after having deliberate considerations:

[Translation]

Resolved Matters

Agenda No. 1: Execution of the Stock Swap Agreement

1.	Parties to the Stock Swap

A.	Entity that will become the complete parent company: KB Financial Group Inc. (“KB Financial Group”) (small scale stock swap)

B.	Entity that will become the wholly-owned subsidiary: Hyundai Securities Co., Ltd. (“Hyundai Securities”) (general stock swap)

2.	Purpose of the Stock Swap

A.	Resolution of dispute over merger ratio

•	In case of the merger between Hyundai Securities and KB Investment & Securities Co., Ltd. for the addition of Hyundai Securities as the wholly-owned subsidiary, since the merger ratio is to be determined based on the market value (listed corporation) vs. the book value (unlisted corporation), such calculation is unfavorable to minority shareholders of the Hyundai Securities.

•	The intrinsic value of KB Investment & Securities Co., Ltd. may be over-evaluated and be two times higher than the market value based on the market average PBR (price book value ratio) of the stock listed securities company with equity capital worth KRW 600 billion to 700 billion.

•	In case of the Stock Swap between KB Financial Group and Hyundai Securities, since the valuation is conducted in the transparent manner, which is based on the swap ratio of market value against market value, KB Financial Group and Hyundai Securities will carry out the merger (Hyundai Securities and KB Investment & Securities Co., Ltd.) after the listed stock swap (Hyundai Securities and KB Financial Group) where no unfairness issue will arise in respect of the merger ratio.

B.	Maximization of synergies

•	The addition of Hyundai Securities with scale and capability as a wholly-owned subsidiary may result in additional profits with cooperation among affiliated companies of KB Financial Group.

•	Further, KB Financial Group expects to enhance its corporate value by strengthening non-banking portfolio of KB Financial Group.

[Translation]

C.	Promotion of mega IB

•	The Company, in the capacity of 100% subsidiary, seeks to establish the management system to elastically respond to changes in external environment and enhance efficiency of the corporate management through quick and flexible managerial decisions.

•	In case of capital increase with compensation for a wholly-owned subsidiary, additional funds may be rapidly secured through the parent company’s simple procedure for decision making thereon.

D.	Resolution of conflict of interests

•	If two companies are in relationships of the complete parent company and the wholly-owned subsidiary, their profits and losses are consistent in economic terms. Otherwise, a conflict of interest with other shareholders may arise.

E.	Cost saving

•	Costs and efforts to be used for activities such as the general shareholders’ meeting (“GSM”) and IR may be reduced.

•	If the Company becomes a wholly-owned subsidiary, it may expect cost saving for financing due to its higher credit rating.

3.	Method of the Stock Swap and Allocation

A.	The Stock Swap will be carried out in accordance with Article 62-2 of the Financial Holding Companies Act, Articles 165-4 and 165-5 of the Financial Investment Services and Capital Markets Act (the “FSCMA”), and Article 360-2 of the KCC and in any method for the Company to become the wholly-owned subsidiary of KB Financial Group.

B.	The shares in the Company held by the shareholders of Hyundai Securities other than KB Financial Group (the “Shareholders”) as of the date of the Stock Swap will be transferred to KB Financial Group on the date of the Stock Swap, and the Shareholders will be allotted/delivered with 0.1907312 shares per share of KB Financial Group in consideration therefor. However, in respect of fractional share less than one share, the amount calculated based on the closing price on the date of listing the share certificates of KB Financial Group newly issued through the Stock Swap will be paid to the Shareholder in cash.

C.	If the Company holds the treasury shares (including shares that have been acquired from the shareholders dissenting to the Stock Swap by exercising the appraisal right) as of the date of the Stock Swap, the shares will be transferred to KB Financial Group and the shares of KB Financial Group will be allotted and delivered in this regard.

[Translation]

4.	Stock Swap Ratio and Basis for Calculation

A.	Stock swap ratio

Classification	KB Financial Group		Hyundai Securities
Swap Price / 1 share	KRW	35,474	KRW	6,766
Swap Ratio		1		0.1907312

•	With the preceding date (August 1, 2016) of the date of the resolution of the board of directors for the Stock Swap (August 2, 2016) as the calculation date (August 1, 2016), the swap price was calculated as the average of (x) the volume weighted average of the closing prices of the applicable common shares for the latest one-month period, (y) the volume weighted average of the closing prices of the applicable common shares for the latest one-week period and (z) the closing price of the applicable common shares as of the latest date.

•	As a result of reviewing the stock swap ratio for the latest three-month period, it was confirmed that the swap ratio calculated as above in accordance with the relevant laws and regulations fell under the appropriate scope and was a swap ratio where the objective swap value of the shares of KB Financial Group and Hyundai Securities has been reflected.

B.	Basis for Calculation: As KB Financial Group and Hyundai Securities are both stock-listed corporations, the swap ratio for the Stock Swap was determined based on a swap price calculated in accordance with Article 165-4 of the FSCMA and paragraph (1) of Article 176-5 and paragraph (2) of Article 176-6 of the Enforcement Decree of the FSCMA.

5.	New Share Issuance

•	KB Financial Group (that will become the complete parent company) transferred 31,759,844 common shares in registered form newly issued in performing the Stock Swap to the shareholders of the Company that will become the wholly-owned subsidiary.

6.	Matters regarding Appraisal Right

A.	Expected share purchase price: KRW 6,637

B.	Basis for calculation

•	The expected share purchase price was calculated in accordance with Article 62-2 of the Financial Holding Companies Act, Article 33-2 of the Enforcement Decree of the Financial Holding Companies Act, Article 165-5 of the FSCMA, and paragraph (3) of Article 176-7 of the Enforcement Decree of the FSCMA.

[Translation]

C.	Requirements for and method of exercise of the appraisal right

•	Pursuant to Article 360-5 of the KCC and Article 62-2 of the Financial Holding Companies Act, the shareholders dissenting to the resolution of the board of directors on the Stock Swap may send a written request to Hyundai Securities, specifying the type and number of the shares within 10 days from the resolution of the GSM to purchase the shares owned by them only if they notify Hyundai Securities of their dissent against such resolution in writing prior to the GSM.

D.	Others

•	If NCR (net capital ratio) is deteriorated due to excessive share purchase price, the Company’s business operation, including trading derivatives, may be affected. As indicated in [9].D. below, if the total amount of the share purchase price payable by Hyundai Securities due to the exercise of the appraisal right exceeds KRW 770 billion, such excess shall be deemed as a termination event, and in addition thereto, the parties shall seek for necessary assistance such as securing sufficient funds of KB Financial Group (Article 8 (Covenants) Paragraph 3 of the Stock Swap Agreement)

(If the share purchase price is KRW 500 billion or less, it is determined that there will be no effects on the satisfaction of the previous/new NCR standards.)

•	Block deal of the shares of KB Financial Group to be held through the Stock Swap of the shares on which the appraisal right has been exercised is proceeded (obligation of disposition within 3 years)

7.	Key Schedule for the Stock Swap (planned)

Date of the Stock Swap Agreement	August 2, 2016

Application for approval of comprehensive stock swap	August 3, 2016

Dissent filing period	August 2, 2016 ~ October 24, 2016

Board of directors’ meeting to convene an extraordinary GSM	September 22, 2016 (after approval from the Financial Services Commission)

Record date of determining shareholders	September 30, 2016

Closure of the shareholder register	October 1, 2016 ~ October 6, 2016

Expected date of notice of convocation of GSM	October 14, 2016

[Translation]

	Date of extraordinary GSM	October 25, 2016

Appraisal right exercise period	Start Date	October 25, 2016
	End Date	November 4, 2016

	Dates of submission of share certificates and notice/public announcement of invalidity of share certificates	November 1, 2016

	Expected date of payment of share purchase price	November 7, 2016

	Expected period for suspension of trading	November 7, 2016 ~ November 21, 2016

	End date of submission of share certificates	November 8, 2016

	Date of the Stock Swap (“Stock Swap Date”)	November 9, 2016

	Date of delisting of Hyundai Securities / listing of new shares of KB Financial Group	November 22, 2016

The above schedule for the Stock Swap may be amended upon discussion or approval of relevant institutions and negotiations among the parties, and after approval from the relevant institutions, the above schedule shall be amended in line with any changed date of the extraordinary GSM, which is delegated to the representative director to the extent not violating the relevant laws and regulations.

8.	Conditions Precedent under the Stock Swap Agreement

The Stock Swap is subject to the satisfaction of the following conditions precedent on or before the Stock Swap Date (provided, that the parties may waive or discharge all or part of the conditions precedent by written agreement).

A.	KB Financial Group and Hyundai Securities shall have obtained approvals from the board of directors and the GSM of each party (including approval of the board directors substituting therefor) and governmental approvals (including authorizations from the Financial Services Commission or other governmental authorities required for the Stock Swap, filing, disclosure, approval, and submission and effectiveness of the registration statement) as required to execute the Stock Swap Agreement and perform the Stock Swap.

B.	No material adverse effect shall have occurred, or would be reasonably expected to occur, to the business and operation of KB Financial Group and Hyundai Securities.

C.	There shall be no law or regulation, court’s preliminary injunction, decision or ruling or other governmental order or decision prohibiting or restricting the Stock Swap.

[Translation]

D.	The representations and warranties of the parties shall be accurate in material respects under the Stock Swap Agreement.

E.	The parties shall perform in material respects the covenants and obligations to be performed or complied with on or before the Stock Swap Date under the Stock Swap Agreement.

9.	Events triggering amendment or termination of the Stock Swap Agreement

A.	At any time prior to the Stock Swap Date, KB Financial Group and Hyundai Securities may terminate the Stock Swap Agreement by written agreement.

B.	For the period from the date of execution of the Stock Swap Agreement until the Stock Swap Date, if any matters relating to the terms and conditions of the Stock Swap Agreement violate any relevant laws or accounting standards, the Stock Swap Agreement may be amended by mutual agreement in conformity with the relevant laws and accounting standards.

C.	If, within 7 days of the public announcement or notice of the Stock Swap, shareholders owning 20% or more of the total number of shares issued by KB Financial Group provide notice, in writing, of their opposition to the Stock Swap, the Stock Swap Agreement may be terminated.

D.	If, due to the exercise of appraisal rights by shareholders dissenting to the Stock Swap, the total share purchase price payable by Hyundai Securities to the dissenting shareholders (calculated on the basis of the expected share purchase price proposed by Hyundai Securities) exceeds KRW 770 billion, the Stock Swap Agreement may be terminated.

E.	If the necessary authorizations or approvals from the board of directors, the general meeting of shareholders, the government or other relevant authorities are not obtained, or if the Stock Swap results in an incurable violation of law which is expected to have a material adverse effect on KB Financial Group and Hyundai Securities, the Stock Swap Agreement may be terminated.

F.	If any of the following events occurs the Stock Swap Agreement may be terminated or amended through consultation:

(a)	There is a material adverse change to the assets and management status of KB Financial Group or Hyundai Securities as a result of a force majeure event or other causes; or

(b)	The swap ratio set forth in the Stock Swap Agreement cannot be maintained due to its unfairness or the occurrence of other material causes.

[Translation]

10.	Delisting

If the execution of the Stock Swap Agreement is approved by the GSM, Hyundai Securities that will become the wholly-owned subsidiary will be delisted on November 22, 2016; provided, that such delisting date is a proposed date as of the disclosure and may be changed through consultation with the relevant institutions.

11.	Miscellaneous

A.	The terms of office of the directors and audit committee members of KB Financial Group who were appointed prior to the Stock Swap will remain unchanged following the Stock Swap despite Article 360-13 of the KCC.

B.	Specific matters relating to the Stock Swap, including changes to schedule for the Stock Swap, are delegated to the representative director to the extent resolved by the board of directors.

The Chairperson informed the approval of the agenda as above and declared the meeting closed and dissolved.

[Translation]

IN WITNESS WHEREOF, the directors present affixed their names and seals on these minutes.

August 2, 2016

Hyundai Securities Co., Ltd.
Representative Director Kyung-Eun Yoon	Director Sang-Nam Kim
Director Chi-Yong Noh
Director Hyung-Tae Kim

[Translation]

12th Meeting Minutes of the Board of Directors

Date and Time:	September 1 (Thursday), 10:00 A.M.
Place:	Conference Room, 7th Floor of the Head Office
Number of directors present:	Total number of the directors is 5 and the number of the directors present is 4.
Chairperson:	Representative Director Kyung-Eun Yoon

Proceedings of the Meeting

The Chairperson declared the meeting was lawfully opened pursuant to the articles of incorporation, and initiated the review of agenda set forth below.

Agenda No. 1:	Convocation of extraordinary general shareholders’ meeting regarding share swap
Agenda No. 2:
Agenda No. 3:
Agenda No. 4:
Report No. 1:
Report No. 2:
Report No. 3:
Report No. 4:
Report No. 5:

The Chairperson proposed the above agenda and requested the directors present to review these agenda, and the directors present approved the agenda as proposed after having deliberate review as follows:

[Translation]

Resolved Matters

Agenda No. 1: Convocation of Extraordinary General Shareholders’ Meeting regarding Stock Swap

1.	Convocation of extraordinary general shareholders’ meeting regarding stock swap

•	In accordance with the Financial Services Commission’ approval (August 31, 2016) of decision on comprehensive stock swap (August 2, 2016), an extraordinary general shareholders’ meeting will be convened as follows:

1)	Date and Time: October 4, 2016 (Tuesday), 9:00 a.m.

2)	Place: 15th Floor, Hyundai Securities Building, 21, Yeouinaru-ro 4-gil, Yeongdeungpo-gu, Seoul

3)	Purpose of the Meeting (Proposed Agenda)

· Agenda No. 1: Approval of Stock Swap

2.	Determination of record date and closure of the shareholder register

1)	Record date of determining shareholders: September 9, 2016 (Friday), 24:00

2)	Period of closure of the shareholder register: From September 10, 2016 (Saturday) until September 13, 2016 (Tuesday)

3)	Purpose: The purpose is to determine shareholders who will exercise the voting rights at the extraordinary general shareholders’ meeting for approval of the stock swap.

3.	Change in schedule of the stock swap

•	In accordance with the Financial Services Commission’ approval (August 31, 2016) of decision on comprehensive stock swap (August 2, 2016), the schedule of the stock swap is changed as follows:

Classification	Before Change	After Change

Resolution of the stock swap by the board of directors	August 2, 2016	The same as left

Date of the Stock Swap Agreement	August 2, 2016	The same as left

Approval of the comprehensive stock swap (Financial Services Commission)	—	August 31, 2016

Dissent filing period	August 2, 2016 ~ October 24, 2016	August 2, 2016 ~ October 3, 2016

Board of directors’ meeting for convocation of extraordinary general shareholders’ meeting	September 22, 2016	September 1, 2016

Record date of determining shareholders	September 30, 2016	September 9, 2016

[Translation]

Closure of the shareholder register	October 1, 2016 ~ October 6, 2016	September 10, 2016 ~ September 13, 2016

Expected date of notice of convocation of general shareholders’ meeting	October 14, 2016	September 26, 2016

Extraordinary general shareholders’ meeting	October 25, 2016	October 4, 2016

Appraisal right exercise period	October 25, 2016 ~ November 4, 2016	October 4, 2016 ~ October 14, 2016

Dates of submission of share certificates and notice/public announcement of invalidity of share certificates	November 1, 2016	October 11, 2016

Expected date of suspension of trading	November 7, 2016	October 17, 2016

Expected date of payment of share purchase price	November 7, 2016	October 17, 2016

End date of submission of old share certificates	November 8, 2016	October 18, 2016

Stock swap date	November 9, 2016	October 19, 2016

Date of delisting of Hyundai Securities / listing of new shares of KB Financial Group	November 22, 2016	November 1, 2016

The above schedule for the stock swap may be amended upon discussion or approval of relevant institutions and negotiations among the contracting parties etc. In case where the registration statement submitted by KB Financial Group becomes effective on or after September 26, 2016, the representative director may be authorized to otherwise amend the schedule of the general shareholders’ meeting and subsequent schedules at his discretion to the extent not violating the relevant laws and regulations upon the effectiveness of the registration statement since there is a reasonable need to change specific matters regarding the stock swap, including the amendment to the schedule of the stock swap, and such change is not material change to the stock swap transaction.

[Translation]

Report No.5:

The Chairperson informed the approval of the agenda as above and declared the meeting closed and dissolved.

IN WITNESS WHEREOF, the directors present affixed their names and seals on these minutes.

September 1, 2016

Hyundai Securities Co., Ltd.

Representative Director Kyung-Eun Yoon	Director Sang-Nam Kim
Director Chi-Yong Noh
Director Hyung-Tae Kim